Exhibit 10.43
Eugene Island Block 11
OCS-G 31362
ASSIGNMENT OF OVERRIDING ROYALTY INTEREST

STATE OF LOUISIANA	§
	§	KNOW ALL MEN BY THESE PRESENTS:
PARISH OF IBERIA	§
     THAT the undersigned, Dutch Royalty Investments, Land and Leasing, LP, a Texas limited partnership (hereinafter referred to as “Assignor”), whose address is c/o John R. Miller, General Partner, 635 Hunters Grove Lane, Houston, Texas 77098, for and in consideration of the sum of One Hundred and No/100 dollars ($100.00) and other good and valuable consideration, in hand paid by Assignee, the receipt and sufficiency of which are hereby acknowledged, does hereby TRANSFER, BARGAIN, SELL, ASSIGN and CONVEY unto Contango Operators, Inc., a Delaware corporation (hereinafter referred to as “Assignee”), whose address is 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098, an overriding royalty interest of 0.30000% of 8/8ths (hereinafter referred to as the “Assigned ORRI”), in and to the production from or allocable to the oil and gas lease described in Exhibit “A” (said lease as to the area and depths described is hereinafter referred to as the “Lease”), attached hereto and made a part hereof.
     Reference is hereby made for all purposes to that certain Assignment of Overriding Royalty Interest, executed by Republic Exploration LLC (“REX”) in favor of Linda G. Ferszt (“Ferszt”), a single person, Assignor, Mark A. Stephens and Donna R. Stephens (collectively, “Stephens”), husband and wife, Gary Clack and Judith Ann Clack (collectively, “Clack”), husband and wife, and Assignee (Ferszt, Assignor, Stephens, Clack, and Assignee are collectively referred to as the “ORRI Owners”), on January 24, 2008, effective December 1, 2007, and recorded on January 29, 2008 in Conveyance Book 1390, Page 914, under File Number 2008-00001176, of the records of Iberia Parish, Louisiana, wherein REX conveyed to the ORRI Owners an overriding royalty interest equal to 3.33333% of 8/8ths (which overriding royalty interest includes the Assigned ORRI) in and to and affecting production from the Lease, subject to all of the terms and provisions set forth therein (the “REX Assignment”).
     It is the intention of Assignor and Assignee that the Assigned ORRI affect and include a portion of the overriding royalty interest acquired by Assignor in the REX Assignment, that no portion of the Assigned ORRI expire or terminate through merger or confusion as a result of the execution of this instrument due to Assignee’s current ownership of working interest in and to the Lease, and that the Assigned ORRI is conveyed subject to and conditioned by the terms and provisions of the REX Assignment and that certain Joint Operating Agreement, dated February 7, 2007, executed by and between Assignee, as Operator, and REX, CGM, LP, Olympic Energy Partners, LLC and Unocal Oil Company of California, as Non-Operators.
     TO HAVE AND TO HOLD all and singular the Assigned ORRI unto Assignee and Assignee’s respective heirs, successors and assigns forever, subject to the terms and conditions hereof and the terms, covenants and provisions of the Lease. Assignor hereby binds Assignor and Assignor’s successors and/or assigns to warrant and defend the title to the Assigned ORRI unto Assignee and Assignee’s heirs, successors and assigns against every person lawfully

Eugene Island Block 11
OCS-G 31362
claiming, or to claim the same, or any part thereof, by, through and under Assignor but not otherwise.
     All of the terms, provisions, covenants and agreements herein contained shall extend to and be binding upon Assignor and Assignee and their respective successors in title, assigns and/or heirs.
[Signatures follow]

     IN WITNESS WHEREOF, this Assignment of Overriding Royalty Interest has been executed by Assignor and Assignee as of February 8, 2008 but shall be effective for all purposes as of January 1, 2008.

Dutch Royalty Investments, Land and Leasing, LP
By:	/s/ JOHN R. MILLER
John R. Miller
General Partner

Contango Operators, Inc.
By:	/s/ KENNETH R. PEAK
Kenneth R. Peak
Chairman and Secretary